The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
June 20, 2007	Crystal B. Leiderman

Director, Investor Relations
800-847-5322

THE ALLIED DEFENSE GROUP ANNOUNCES AGREEMENT TO REFINANCE $30 MILLION CONVERTIBLE NOTES — RESOLVES
CLAIMS WITH NOTEHOLDERS AND RECEIVES UP TO $15 MILLION IN NEW FUNDING

Conference Call Scheduled for 9:00 am EDT, Thursday, June 21, 2007

VIENNA, Virginia, June 20, 2007 – The Allied Defense Group, Inc. (AMEX: ADG) today announced that it has entered into definitive agreements with all investors of the Company’s $30 million convertible notes to recapitalize the Company and resolve all outstanding disputes of default between the Company and its debt holders. Under the terms of the agreement, the convertible note investors have agreed to amend certain terms of the existing notes, provide up to $15 million in new funding, and release the Company of all alleged defaults and penalties under the convertible note agreement.

The transaction is subject to various closing conditions, including approval of the American Stock Exchange, and is expected to close within five business days.

Under the terms of the agreement, the Company will exchange the existing $30.0 million convertible debt issue for new approximately $27.1 million senior secured notes carrying an 8.95% coupon, payable quarterly and convertible into shares of The Allied Defense Group’s common stock at a price of $9.35 per share (equal to the closing bid price of the common stock on the day of signing) and 1.288 million shares of common stock.

The Company will also receive an incremental $15 million cash of new funding, subject to similar interest and conversion provisions as the approximately $27.1 million notes.

Of the $15 million in new funding, $5 million will be made available immediately upon closing. The remaining $10 million will become available once a large anticipated ammunition contract award is received by the Company’s wholly-owned MECAR S.A subsidiary. Allied’s expectations with respect to the order have not changed and the Company is currently working to establish a performance bond guarantee, which is a final requirement before the client can issue the contract award to MECAR.

Major General (Ret) John J. Marcello, President and Chief Executive Officer of The Allied Defense Group said, “I am very pleased to announce that the Company has reached a consensual resolution with its convertible debt holders. This restructuring will recapitalize the Company and eliminate any uncertainties associated with the alleged defaults under the original notes. The management team and Board of Directors believes that this restructuring is in the best interests of all shareholders and one of several steps needed to refocus the Company on a path of maximizing shareholder value. The Company continues to work closely with its advisors to improve operational performance and evaluate all strategic options in an effort to maximize shareholder value.”

The Company will be hosting a conference call on Thursday, June 21, 2007 at 9:00 a.m. EDT. To access the call, please dial (888) 459-5609 within the United States and (973) 321-1024 outside the United States.

A replay of the call will be available from Thursday, June 21, 2007 at 12:00 p.m., EDT, through Thursday, June 28, 2007. To access the replay, please call (877) 519-4471 in the United States or (973) 341-3080 outside the United States. To access the replay, users will need to enter the following code: 8937352.

The announcement of this refinancing of convertible senior subordinated notes as detailed in this press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes or the shares of common stock issuable upon conversion of the notes.

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.